 ANDERSEN ANDERSEN [and] STRONG, L.C. Certified Public Accountants and Business Consultants 941 East 3300 South, Suite 202 Salt Lake City, Utah 84106 Telephone 801 486-0096 Member SEC Practice Section of the AICPA Fax 801 486-0098 Board of Directors Mammoth Mining Company Salt Lake City, Utah

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheets of Mammoth Mining Company (development stage company) at September 30, 2001 and September 30, 2000, and the statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2001 and 2000, and the period July 17, 1998 (date of inception of development stage) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mammoth Mining Company at September 30, 2001 and September 30, 2000 and the results of operations, and cash flows for the years ended September 30, 2001 and 2000 and the period July 17, 1998 (date of inception of development stage) to September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 6. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah October 30, 2001 s\Andersen Andersen and Strong
                             MAMMOTH MINING COMPANY
                           (Development Stage Company)
                                 BALANCE SHEETS
                    September 30, 2001 and September 30, 2000

                                        Sept 30,   Sept 30,
                                        2001       2000
ASSETS
CURRENT ASSETS

   Cash                                 $ 65       $ 51
      Total Current Assets                65         51

PATENTED MINING CLAIMS - Note 3           -           -

EQUITABLE SECURITIES - Note 4             -           -
                                        $ 65       $ 51

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

    Accounts payable - related parties  $ 7,810    $ 6,193
       Total Current Liabilities          7,810      6,193
STOCKHOLDERS' EQUITY

    Common stock
         10,000,000 shares authorized
  at $0.10 par value;
         400,100 shares issued and
outstanding                               40,010     40,010
     Capital in excess of par value
- dated July 17, 1998 - Note 1           (40,010)   (40,010)
     Deficit accumulated during
development stage -
        dated July 17, 1998 - Note 1     (7,745)    (6,142)

          Total Stockholders' Deficiency                                                          (7,745)           (6,142)

                                        $ 65       $ 51

   The accompanying notes are an integral part of these financial statements.

                             MAMMOTH MINING COMPANY
                           (Development Stage Company)
                             STATEMENT OF OPERATIONS
         For the Years Ended September 30, 2001 and 2000 and the Period
  July 17, 1998 (date of inception of development stage) to September 30, 2001

                                        Sept 30,   Sept 30,   Jul 17, 1998
                                        2001       2000       to Sept 30, 2001

REVENUES                                $ 2,211    $ 2,214    $ 6,636

EXPENSES                                  3,814      6,076     14,381
NET LOSS                                $(1,603)   $(3,862)$   (7,745)

NET LOSS PER COMMON SHARE

   Basic                                $    -     $ (.01)

AVERAGE   OUTSTANDING SHARES

    Basic                                400,100    400,100

   The accompanying notes are an integral part of these financial statements.

                             MAMMOTH MINING COMPANY
                           (Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     For the Period July 17, 1998 (date of inception of development stage )
                             to September 30, 2001

                                                              Capital in
                                        Common Stock          Excess of Accumulated
                                        Shares                Amount                  Par Value     Deficit

Balance July 17,  1998 - Note 1          400,100              $ 40,010                $ (40,010)       -

Net operating loss for the year ended
   September 30, 1999                      -                     -                       -          (2,280)

Net operating loss for the year ended
   September  30, 2000                     -                     -                       -          (3,862)

Balance September 30, 2000               400,100               40,010                   (40,010)    (6,142)

Net operating loss for the year ended
  September 30, 2001                       -                     -                       -          (1,603)

Balance September 30,  2001              400,100              $ 40,010                $ (40,010)    $ (7,745)

   The accompanying notes are an integral part of these financial statements.

                             MAMMOTH MINING COMPANY
                           (Development Stage Company)
                             STATEMENT OF CASH FLOWS
           For the Years Ended September 30, 2001 and 2000 the Period
  July 17, 1998 (date of inception of development stage) to September 30, 2001

                                        Sept 30,   Sept 30,   Jul 17, 1998 to
                                        2001       2000       Sept 30, 2001
CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss                                $ (1,603) $ (3,862)  $ (7,745)
Adjustments to reconcile net loss to
net cash provided by operating
activities

Changes in accounts payables            1,617      3,593      7,810

Net Increase (Decrease) in Cash Flows
from Operations 14                      (269)          65

CASH FLOWS FROM INVESTING
ACTIVITIES
                                         -           -           -

CASH FLOWS FROM FINANCING
ACTIVITIES
                                                                                         -                     -                       -

Net Change in Cash 14                   (269)         65

Cash at Beginning of Period               51          320        -

Cash at End of Period                   $ 65       $   51     $ 65

   The accompanying notes are an integral part of these financial statements.

                             MAMMOTH MINING COMPANY
                          ( Development Stage Company )
                          NOTES TO FINANCIAL STATEMENTS
1. ORGANIZATION

The Company was incorporated under the laws of the state of Nevada on December 5, 1906 with authorized common capital stock of 400,000 shares with par value of $2.50. On October 17, 2000 the authorized common capital stock was increased to 10,000,000 with a par value of $0.10.

The principal business activity of the Company has been the acquisition and leasing of mineral properties.

During 1994 the Company became an 80% owned subsidiary of Grand Central Silver Mines. In April 1998 Grand Central filed a lawsuit against Mr. Spenst Hansen, a former officer and director of Grand Central, and the Company. The lawsuit was settled on July 17, 1998. The terms of the settlement included the transfer of all assets, except for the patented mining claims, the equitable securities outlined in note 4, and the satisfaction of all Company liabilities and as part of the settlement Mr. Spenst Hansen received 309,493 common shares of the Company owned by Grand Central.

During the period the Company was a subsidiary of Grand Central the Company was included in the consolidated reports of Grand Central. On the date of the separation of the Company from Grand Central the management of the Company elected to complete a recapitalization of the Company by adjusting the retained earnings to zero and recording the patented mining claims and the equitable securities with no value.

The Company is considered to be in the development stage after July 17, 1998 with the retained earnings and the statement of operations to begin on July 17, 1998.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes
On

September 30, 2001, the Company had a net operating loss available for carry forward of $7,745. The tax benefit of approximately $2,324 from the carryforward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has been unable to project a reliable future net income. The net operating loss will expire starting in 2014 through 2022.

MAMMOTH MINING COMPANY ( Development Stage Company ) NOTES TO FINANCIAL STATEMENTS (Continued) 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued
Capitalization of Mining Claim Costs

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred. Costs incurred in proving and developing a commercially minable ore reserve ready for production are capitalized and amortized over the life of the mineral deposit or over a shorter period if the property is shown to have an impairment in value. Expenditures for mine equipment are capitalized and depreciated over their useful lives.

Environmental Requirements

At the report date environmental requirements related to the mining claims acquired are unknown and therefore an estimate of the any future cost cannot be made

Basic Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.

Financial Instruments

The carrying amounts of financial instruments, including cash, equitable securities, and accounts payable, are considered by management to be their estimated fair values.

Recognition of Income

Revenues consist of lease income from mining claims and are recognized as income when received.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No. 130. The adoption of this standard had no impact on the total stockholder's equity.

MAMMOTH MINING COMPANY ( Development Stage Company ) NOTES TO FINANCIAL STATEMENTS (Continued) 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued
Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. PATENTED MINING CLAIMS

Patented mining claims consist of 33 claims containing 230.9 acres located in Juab and Utah counties, in the state of Utah.

Other claims and rights consist of 94 mineral claims containing 10,852 acres and 3 water rights.

The claims have not been proven to have commercially minable ore reserves and therefore the acquisition and other costs have been expensed.

4. EQUITABLE SECURITIES

Equitable securities consist of 735,524 common shares of The Gold Chain Mining Company which represents 3.5% of the outstanding stock of the Company. The acquisition cost and the present value of the stock are unknown and therefore they are shown in this report with no value.

5. RELATED PARTY TRANSACTIONS

Related parties have acquired 77% of the common stock. Related parties have made advances to the Company in the amounts shown in the balance sheet.

6. GOING CONCERN

The Company does not have the working capital necessary to service its debt and for its planned activity which raises substantial doubt about its ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate for the coming year.